UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

(Amendment No.  )

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SUPPORT.COM, INC.
(Name of Registrant as Specified in Its Charter)

VIEX OPPORTUNITIES FUND, LP – SERIES ONE
VIEX GP, LLC
VIEX CAPITAL ADVISORS, LLC
ERIC SINGER
BLR PARTNERS LP
BLRPART, LP
BLRGP INC.
FONDREN MANAGEMENT, LP
FMLP INC.
BRADLEY L. RADOFF
RICHARD BLOOM
BRIAN J. KELLEY
JOSHUA E. SCHECHTER

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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VIEX Opportunities Fund, LP – Series One, together with the other participants named herein (collectively, “VIEX”), has made a definitive filing with the Securities and Exchange Commission of a proxy statement and accompanying GOLD proxy card to be used to solicit votes for the election of VIEX’s slate of five highly qualified director nominees to the Board of Directors of Support.com, Inc., a Delaware corporation (the “Company”), at the Company’s upcoming 2016 annual meeting of stockholders, or any other meeting of stockholders held in lieu thereof, and any adjournments, postponements, reschedulings or continuations thereof.

On June 20, 2016, VIEX issued the following press release:

Egan-Jones Recommends for Change in Control of Support.com Board and Recommends Stockholders Vote “FOR ALL” Five VIEX Nominees on the GOLD Proxy Card

Egan-Jones Calls Recent Support.com Efforts to Restructure Board “Too Late”

•	All Three Advisory Firms have Now Recommended Support.com Stockholders Vote the GOLD Card
•	VIEX Urges Stockholders to Vote on the GOLD Proxy to Elect ALL Five VIEX Nominees
•	VIEX Cautions Support.com to honor vote at upcoming Annual Meeting on June 24th

NEW YORK, June 20, 2016 /PRNewswire/ -- VIEX Capital Advisors, LLC, together with its affiliates and the other participants in its solicitation (collectively, "VIEX" or "we"), collectively the largest stockholder of Support.com, Inc. ("Support.com" or the "Company") (NASDAQ: SPRT), with ownership of approximately 14.9% of the Company's outstanding shares, announced today that Egan-Jones Proxy Services (“Egan-Jones”) recommended a total change in control of the Support.com Board and recommended stockholders vote on VIEX’s GOLD proxy card “FOR ALL” five VIEX nominees.  VIEX urges Support.com stockholders to follow the recommendation of Egan-Jones and support it in a much needed overhaul of Support.com's current Board by voting to elect all five of its nominees – Richard Bloom, Brian J. Kelley, Bradley L. Radoff, Joshua E. Schechter and Eric Singer.

In recommending “FOR ALL” five VIEX nominees, Egan-Jones agreed that the Board and management team must be held responsible for the Company’s failures:

“We believe that the Board and the management must be held accountable for the Company’s slumping share price performance. The fact that the Company’s TSR has been negative over the past years, we believe that the Board and the management have failed to correct it and deliver a strong strategic plan to improve share price performance.”

In addition to commenting that “the Company’s recent efforts to restructure the Board are too late,” Egan-Jones openly questioned the credibility of the current Board and emphatically noted the superiority of VIEX’s slate of nominees:

“We believe that the current Board lack[s] credibility and skills in improving the Company’s current state. We are convinced that the dissident shareholders’ nominees are better than the Company nominees.”

Eric Singer, founder of VIEX, commented "We are gratified by the overwhelming support we have received from all three major proxy advisory firms. Each of the firms agrees that the current Board's plan is not working.  It is important that our fellow stockholders recognize, like Egan-Jones, that unless the entire Board is replaced and a new plan is implemented immediately, we will not be able to realize the full potential of our Company.  Therefore, it is critically important that stockholders vote to elect all five of our nominees who together bring complementary skill sets and will comprise a Board that is optimally positioned to execute on VIEX's superior plan for the future of Support.com."  Mr. Singer continued, “We reiterate that it is imperative that the incumbents do not try to take matters into their own hands in the run up to the annual meeting and frustrate the will of the Company’s stockholders.  The Board must refrain from any unilateral actions that may serve to delay or impede the stockholders' right to elect a new Board at the upcoming annual meeting which will serve as a referendum for the direction of the Company.”

VIEX URGES ALL OF ITS FELLOW STOCKHOLDERS TO SUPPORT ITS EFFORTS FOR A BETTER SUPPORT.COM AND VOTE THE GOLD PROXY CARD TODAY TO ELECT RICHARD BLOOM, BRIAN J. KELLEY, BRADLEY L. RADOFF, JOSHUA E. SCHECHTER AND ERIC SINGER.

If you have already voted Support.com's white proxy card, a later dated GOLD proxy card will revoke your previously cast vote.

If you have any questions, or require assistance with your vote, please contact Morrow & Co., LLC, toll- free at (800) 662-5200, call direct at (203) 658-9400 or email: viex@morrowco.com